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                                                                    Exhibit 10.3

                                SUBLEASE CONSENT


     This Sublease Consent (the "CONSENT") is made as of May 6, 2004 by and among THE BOARD OF TRUSTEES OF THE LELAND STANFORD JUNIOR UNIVERSITY, a body having corporate powers under the laws of the State of California ("LANDLORD"), INCYTE CORPORATION, a Delaware corporation, formerly known as Incyte Pharmaceuticals, Inc. ("TENANT"), and CONNETICS CORPORATION, a Delaware corporation ("SUBTENANT"), in the following factual context:

     A. Landlord and Tenant are the parties to that certain Lease dated as of June 19, 1997, as amended by (i) Notice of Commencement Date dated October 28, 1998, (ii) Notice of Base Rent and Rentable Area dated November 24, 1998, (iii) Notice of Rent Commencement Date and Expiration Date dated November 24, 1998, and (iv) First Amendment to Lease dated as of May 6, 2004 (as so amended, the "LEASE"), under which Tenant leases from Landlord a two-story building commonly known as 3160 Porter Drive in Palo Alto, California (the "PREMISES"), as more particularly described in the Lease.

     B. Tenant now desires to sublease the entire Premises to Subtenant pursuant to a sublease in the form attached as EXHIBIT A (the "SUBLEASE").

     C. Landlord is willing to consent to the Sublease, subject to the terms and conditions set forth in this Consent.

     NOW THEREFORE, the parties agree as follows:

1. CONSENT. Landlord hereby (a) consents to the execution and delivery of the Sublease, and to the subletting of the Premises from Tenant to Subtenant in accordance with the terms of the Sublease, and (b) acknowledges and agrees that Subtenant's proposed use of the Premises is permitted under the Lease.

2. TERMS OF CONSENT. The Sublease is and shall remain at all times subject and subordinate in all respect to the Lease. This Consent shall not operate as a consent to or approval or ratification by Landlord of any specific provisions of the Sublease, and shall not modify or be deemed to modify or amend the Lease in any way, or to impose on Landlord any obligation to provide notice to, or obtain consent from, Subtenant with respect to amendments, defaults, waivers or any other matters pertaining to the Lease or the Premises. This Consent shall not be nor be deemed to be a consent to any future sublease requiring Landlord's consent under the Lease.

3. RELEASE REGARDING HAZARDOUS SUBSTANCES. Subtenant represents to Landlord that Subtenant is aware that detectable amounts of hazardous substances and groundwater contaminants may have come to be located beneath and/or in the vicinity of the Premises, and is aware of Landlord's responsibility for such hazardous substances and groundwater contaminants under the terms of the Lease. Subtenant has made such investigations and inquiries (including, without limitation, indoor air quality

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          tests) as it deems appropriate to ascertain the effects, if any, of such substances and contaminants on its operations and persons using the Premises. Landlord makes no representation or warranty with regard to the environmental condition of the Premises. Subject to Section 8.4 of the Lease, Subtenant, on behalf of itself and its affiliated entities and their respective partners, employees, successors and assigns (collectively, "RELEASORS"), hereby covenants and agrees not to sue and forever releases and discharges Landlord, and its trustees, officers, directors, agents and employees for and from any and all claims, losses, damages, causes of action and liabilities, arising out of hazardous substances or groundwater contamination presently existing on, under, or emanating from or to the Premises. Subject to
          Section 8.4 of the Lease, Releasors understand and expressly waive any rights or benefits available under Section 1542 of the Civil Code of California or any similar provision in any other jurisdiction. Section 1542 provides substantially as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

4. USE OF NAME. Subtenant shall not use any name, trademark or service mark of Stanford University without the prior written consent of Landlord, which consent may be given or withheld in Landlord's sole discretion.

5. ALTERATIONS. Landlord hereby agrees that to the extent Landlord's prior written consent is required under the Lease for any Alterations to the Premises by Subtenant during the Early Access Period or the Sublease Term (as such terms are defined in the Sublease), (a) provided that Subtenant delivers its plans and specifications for such Alterations simultaneously to Landlord and to Tenant, Landlord shall undertake its review of such plans and specifications simultaneously with Tenant,
          (b) Landlord's consent to such Alterations, which shall not be unreasonably withheld, shall be given or denied in writing within ten
          (10) business days after Landlord's receipt of such plans and specifications, and (c) Landlord shall notify Tenant and Subtenant in writing at the time of Landlord's consent to such Alterations whether such Alterations will be required to be removed upon the expiration or earlier termination of the Lease.

6. ADDITIONAL SECURITY DEPOSIT. In consideration of and as a further condition to Landlord's consent to the Sublease, on or before the Commencement Date of the Sublease (as defined in the Sublease), Tenant shall deliver to Landlord an irrevocable stand-by letter of credit in the amount of Two Million Five Hundred Seventy Five Thousand and 00/100 Dollars ($2,575,000.00) (the "LETTER OF CREDIT") as credit enhancement for Tenant's continued performance under the Lease and not as a security deposit, as more particularly described in this Section 6.


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          (a)  The Letter of Credit shall be in form and substance and issued by a bank that is reasonably satisfactory to Landlord. The Letter of Credit shall: (i) name Landlord as beneficiary; (ii) allow Landlord to make partial and multiple draws thereunder up to the face amount only for the purposes permitted under this Section 6, (iii) require the issuing bank to pay to Landlord the amount of a draw upon receipt by such bank of a sight draft signed by Landlord and presented to the issuing bank, accompanied by Landlord's statement that said draw is being made in accordance with the terms of this Section 6; and (iv) provide that Landlord can freely transfer it upon an assignment or other transfer of its interest in the Lease to the assignee or transferee without having to obtain the consent of Tenant or the issuing bank, provided that the assignee or transferee has agreed to be bound by Landlord's obligations under the Lease and this Section 6. Landlord shall be entitled to draw upon the Letter of Credit in accordance with this Section 6, or at any time within thirty (30) days prior to the expiration date of the Letter of Credit unless Tenant shall have delivered to Landlord a replacement Letter of Credit meeting the requirements of this Section 6 and with an expiration date not less than twelve (12) months after the date of delivery. The
          Letter of Credit (or a replacement thereof satisfactory to Landlord) shall remain in effect until the expiration (i.e., March 31, 2011) or the sooner termination of the Lease, howsoever arising.


          (b) Landlord shall have the right (but shall not be obligated to) draw under the Letter of Credit for the following purposes only: (i) to remedy any monetary Event of Default by Tenant in the performance of its obligations under the Lease; and (ii) to compensate Landlord for any losses, costs, liabilities or damages incurred by Landlord as a result of Tenant's failure to perform its monetary obligations under the Lease (collectively, "Losses"); or (iii) in the event Landlord reasonably determines that there is a material impairment of Tenant's ability to meet its ongoing monetary obligations under the Lease. In the event Landlord draws under the Letter of Credit pursuant to subsections (b)(i) and (ii) above, Landlord shall use or apply the proceeds of such draw solely to, and only in such amount necessary to, remedy the monetary Event of Default by Tenant under the Lease and to compensate Landlord for Losses. In the event Landlord draws under the Letter of Credit pursuant to subsection (b)(iii) above, Landlord shall first apply the proceeds from the Letter of Credit to any rental obligations then due and unpaid under the Lease, and thereafter may apply the proceeds from the Letter of Credit to future, unpaid rental obligations due through the expiration date of the Lease, whether or not the Lease is terminated prior to such date. If, despite the intent of the parties that the Letter of Credit not be considered a security deposit, a court of competent jurisdiction determines that the Letter of Credit is in fact a security deposit, then Tenant hereby waives to the extent inconsistent with the foregoing any restriction on the uses to which the proceeds of a draw under the Letter of Credit may be applied as contained in Section 1950.7(c) of the California Civil Code and/or any successor statute, if applicable. If Landlord so uses or applies the proceeds of a draw under the Letter of Credit pursuant to this Section 6, Tenant shall, within ten (10) business days after demand therefor, deposit cash or other collateral with the issuing bank and as required by the issuing bank in an amount sufficient to


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          restore the Letter of Credit to the amount thereof in effect immediately prior to such draw, and Tenant's failure to do so shall, at Landlord's option, be an Event of Default under the Lease. In the event Landlord has drawn the entire Letter of Credit pursuant to subsection (b)(iii) above, and if Tenant subsequently provides adequate assurance, in Landlord's reasonable judgment, that Tenant will continue to perform its monetary obligations under the Lease, then upon Tenant's delivery of a replacement Letter of Credit for the full amount thereof in effect immediately prior to such draw, Landlord shall refund to Tenant that portion of the Letter of Credit proceeds not already applied to rent that has previously become due.


          (c) The Letter of Credit, or so much thereof as has not theretofore been applied by Landlord in accordance with this Section 6 or reduced pursuant to the following provisions of this Section 6, shall be returned, without payment of interest or other increment for their use, to Tenant at the expiration (i.e., March 31, 2011) or sooner termination of the Lease. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.


          (d) Commencing on the second (2nd) month of the Sublease Term (as defined in the Sublease), the amount of the Letter of Credit shall be reduced by Thirty Four Thousand Seven Hundred Ninety Seven and 30/100 Dollars ($34,797.30) per month, such that the Letter of Credit shall be reduced to a zero balance by the expiration of the Lease (i.e., March 31, 2011).



7. LANDLORD/SUBTENANT EXTENSION AGREEMENT. Concurrently herewith, Landlord and Subtenant are entering into that certain Agreement Regarding Sublease and Lease (the "EXTENSION AGREEMENT"), pursuant to which, among other things, Landlord and Subtenant have agreed that (a) if the Lease is terminated prior to the expiration of its term, Landlord shall recognize the Sublease and Subtenant's occupancy of the Premises and the Sublease shall become effective as a direct lease between Landlord and Subtenant, and (b) upon the expiration of the Sublease, the Lease shall be extended as a direct lease between Landlord and Subtenant, all on the terms and conditions set forth in the Extension Agreement. In light of the Extension Agreement, Landlord and Subtenant hereby agree that (i) if for any reason the Sublease and/or the Lease becomes effective as a direct lease between Landlord and Subtenant, Tenant shall have no surrender obligations under the Lease (including without limitation, under Section 40 of the Lease), and Subtenant shall be solely responsible for satisfying any surrender obligations under the Lease (or the Extension Agreement); and (ii) if for any reason the Sublease and/or the Lease becomes effective as a direct lease between Landlord and Subtenant, Tenant shall have no obligations under the Sublease or the Lease, as applicable, arising from and after the date the Sublease or

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          the Lease, as applicable, becomes effective as a direct lease between
          Landlord and Subtenant.

8. LIMITATION ON LANDLORD'S ACCEPTANCE OF OFFER. Notwithstanding anything to the contrary in Section 6(c) of the Extension Agreement (which amends, as between Landlord and Subtenant only, Section 18.4 of the Lease), Landlord hereby agrees that it shall not accept any Offer (as such term is defined in the amended Section 18.4 of the Lease) made by Subtenant to Landlord during the Sublease term unless Landlord intends to retain or occupy the portion of the Premises that is the subject of the Offer for Landlord's own use and benefit (and does not intend to further assign or sublease such space to a third party).

9. SUBTENANT'S INSURANCE. Landlord and Tenant acknowledge that they have each reviewed the certificate of insurance that Subtenant proposes to deliver in connection with the Sublease, and that subject to the actual insurance policies being issued in conformance with Section
          21.2 of the Lease, the certificate of insurance evidences the types and levels of insurance coverage required by the Lease.

     IN WITNESS WHEREOF, the parties have executed this Consent as of the date first above written.

                                     THE BOARD OF TRUSTEES OF THE
                                     LELAND STANFORD JUNIOR UNIVERSITY

                                     By Stanford Management Company

                                     By:  /s/ Jean Snider
                                          ------------------------------
                                          Jean Snider, Managing Director
                                             Stanford Research Park


                                     INCYTE CORPORATION

                                     By:  /s/ David Hastings
                                          ------------------------------

                                     Its: EVP, CFO
                                          ------------------------------


                                     CONNETICS CORPORATION

                                     By:  /s/ John L. Higgins
                                          ------------------------------

                                     Its: CFO
                                          ------------------------------




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